Exhibit 99.2

AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

Amendment, dated as of November 5, 2008 (this “Amendment”), to the Employment Agreement dated April 1, 1999 and amended on August 1, 2001, October 22, 2001, May 12, 2005, January 29, 2007 and March 13, 2007 by and between IDT Corporation (the “Company”) and James Courter (the “Executive”) (the “Agreement”).

WITNESSETH

WHEREAS, the Company and the Executive entered into the Employment Agreement effective April 1, 1999, and agreed to amend such Employment Agreement on August 1, 2001, October 22, 2001, May 12, 2005, January 29, 2007 and March 13, 2007; and

WHEREAS, the Company and the Executive desire to modify the terms and conditions of the Agreement, as amended to the date hereof, on the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Section 6(a) of the Agreement is replaced in its entirety, with the following:

“(a) Annual Base Salary. The Company shall pay the Executive as follows:

(i) For the period beginning on the date hereof through and including December 31, 2008, the Company shall pay to the Executive a base salary at an annual rate of Eight Hundred Fifty-Six Thousand Dollars ($856,000).

(ii) For the period of January 1, 2009 through October 21, 2009, the Company shall pay to the Executive as base compensation, One Million Sixty Eight Thousand Nine Hundred Seven (1,068,907) shares (the “Compensation Shares”) of the Company’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), to be issued on the date hereof and as to which the restrictions/risk of forfeiture shall terminate (“Vesting”) on October 21, 2009, subject to the restrictions set forth hereunder and in the Grant Agreement (as defined below).

(iii) All Compensation Shares shall be issued pursuant to the Company’s 2005 Stock Option and Incentive Plan, as amended (the “Plan”) and a grant agreement (the “Grant Agreement”) substantially in the form annexed to the Plan (with such changes thereto as are necessary to effect the purposes and provisions hereof) and such grant is subject to the making of necessary amendments to the

Plan (including the addition of a sufficient number of shares of Class B Common Stock available for issuance thereunder) and the ratification thereof by the stockholders of the Company. In furtherance thereof, the Company approves such amendments and agrees to submit them to the shareholders of the Company with the Board’s recommendation in favor of such proposal(s) at the Company’s annual meeting of stockholders to be held on December 17, 2008. In the event that such amendments are not approved by the shareholders of the Company, the Compensation Shares shall be forfeited and returned to the Company for no consideration, and the Company and the Executive shall negotiate alternative arrangements in good faith, including issuance of the Compensation Shares other than pursuant to the Plan and payment in cash or other securities in lieu of Class B Common Stock.”

(iv) In the event that the Executive resigns for any reason other than for Good Reason (as set forth in Section 7(c) hereunder), the Executive shall not be entitled to receive any shares that have not Vested as of the date of the Executive’s resignation.

(v) In the event that there is a Change of Control, all restrictions and risk of forfeiture as to Compensation Shares that have been issued shall lapse and all stock grants hereunder shall accelerate. For purposes of this Agreement, a Change of Control shall be defined as set forth in the Plan.

(vi) For the avoidance of doubt, “Accrued Obligations” as defined in Section 8(a) herein, shall not include the Compensation Shares.

Section 2. Section 6(e) of the Agreement (as amended on October 22, 2001 in the Amendment No. 2 to Employment Agreement) shall be deleted in its entirety.

Section 3. Section 8(a) of the Agreement shall be replaced in its entirety as follows:

(a) Death. In the event that Executive’s employment is terminated pursuant to Section 7(a) hereof, then as soon as practicable thereafter, the Company shall pay the Executive’s Beneficiary (as defined in Section 11(b) hereof), (i) all unpaid amounts, if any, to which the Executive was entitled as of the Date of Termination under Section 6(a) hereof, and (ii) all unpaid amounts to which the Executive was then entitled under the Benefit Plans, the Pension Plans and any other unpaid employee benefits, perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the “Accrued Obligations”). In addition, the Company shall pay to Executive’s estate a lump sum payment equal to twelve (12) months of Executive’s Base Salary (at the rate in effect on the date of his death). Any unvested Compensation Shares shall vest upon a termination pursuant to Section 7(a).

Section 4. Section 8(b) of the Agreement shall be replaced in its entirety as follows:

(b) Termination for Cause; Voluntary Termination without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay all Accrued Obligations to the Executive, and, except as set forth in this Section 8(b), the Company shall have no further obligations to the Executive under this Agreement. If the Executive’s employment is terminated by the Executive other than for Good Reason, all Compensation Shares that have not Vested shall be forfeited. If the Executive’s employment is terminated by the Company for Cause, then the Pro Rata Portion (as defined below) of the Compensation Shares that have not vested as of the Date of Termination shall accelerate and Vest and all other Compensation Shares that had not yet Vested shall be forfeited. As used herein, the term “Pro Rata Portion” shall mean a percentage of the Compensation Shares as shall reflect the number of days between January 1, 2009 and the Date of Termination divided by 294 (the number of days between January 1, 2009 and October 21, 2009).

Section 5. Section 8(c) of the Agreement shall be replaced in its entirety as follows:

(c ) Termination Without Cause; Termination for Good Reason. If the Company shall terminate the Executive’s employment, other than for Cause, or the Executive shall terminate his employment for Good Reason, then:

(i) the Company shall pay to the Executive, within ten (10) days after the Date of termination, the Accrued Obligations;

(ii) all Compensation Shares shall accelerate and Vest as of the Date of Termination; and

(iii) in the event that such termination takes place prior to December 31, 2008, the Company shall pay to the Executive the sum of the Executive’s base salary through December 31, 2008.

In the event of any inconsistency between the terms of this Amendment or the amendments to the Agreement made hereby and the other provisions of the Agreement, the terms hereof shall govern and such inconsistent terms in the Agreement shall be deemed to have been amended so as to be consistent with the amendments contained herein.

All of the other terms and conditions of the Agreement remain unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Executive has signed this Amendment as of the date first above written.

IDT CORPORATION

By:	/s/ Howard S. Jonas
Name:	Howard S. Jonas
Title:	Chairman of the Board

EXECUTIVE

/s/ James A. Courter
James Courter